EXHIBIT 10.2

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”) is entered into as of 20, 2026 (the “Effective Date”), by and between VisionWave Holdings, Inc., a Delaware corporation (“Lender”), and C.M. Composite Materials Ltd., an Israeli corporation with registration number 513931980 (“Borrower”).

RECITALS

WHEREAS, pursuant to that certain Share Purchase Agreement dated as of February 20, 2026 (the “Share Purchase Agreement”), by and among Lender, Matania (Mati) Moskovich (the “Seller”), and Borrower (solely for acknowledgment and certain covenants), Lender has agreed to provide a loan to Borrower on the terms set forth herein as additional consideration for the transaction contemplated thereby;

WHEREAS, the loan contemplated hereby (the “Loan”) is in the aggregate principal amount of up to $5,000,000, to be advanced in tranches as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

1.1 Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Share Purchase Agreement. In addition, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

“Business Day” means any day other than a Saturday, Sunday, or a day on which commercial banks in Wilmington, Delaware or Tel Aviv, Israel are authorized or required by law to close.

“Collateral” means all assets of Borrower, whether now owned or hereafter acquired, including but not limited to: (a) all accounts, inventory, equipment, goods, fixtures, general intangibles (including payment intangibles, software, and intellectual property), documents, instruments, chattel paper, deposit accounts, investment property, letter-of-credit rights, commercial tort claims, and supporting obligations; (b) all books and records relating thereto; and (c) all proceeds, products, accessions, rents, profits, income, benefits, substitutions, and replacements of any of the foregoing.

“Event of Default” has the meaning set forth in Section 6.1.

“Interest Rate” means twelve percent (12%) per annum, or such lower rate as the parties may mutually agree in writing prior to the initial Advance, but in no event exceeding prevailing market rates for similar loans as determined in good faith by Lender.

“Law” means any statute, rule, regulation, order, or decree of any Governmental Authority.

“Loan Documents” means this Agreement, the Note, and any other documents executed in connection herewith.

“Material Adverse Effect” means any change, event, or occurrence that has a material adverse effect on the business, assets, financial condition, or results of operations of Borrower, taken as a whole, or on Borrower’s ability to perform its obligations under the Loan Documents.

“Maturity Date” means the date that is three (3) years after the Effective Date.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants, and duties of, Borrower arising under or in connection with the Loan Documents, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, including all principal, interest, fees, expenses, and indemnities.

“Person” means an individual, corporation, partnership, limited liability company, trust, or other entity.

ARTICLE 2

THE LOAN

2.1 Commitment. Subject to the terms and conditions of this Agreement, Lender agrees to make advances (each, an “Advance”) to Borrower in an aggregate principal amount not to exceed $5,000,000 (the “Commitment”).

2.2 Advances.

(a) Initial Advance. Lender shall make an initial Advance of up to $1,500,000 to Borrower within ten (10) Business Days following the Effective Date (or such later date as mutually agreed in writing), provided that all conditions precedent in Article 5 have been satisfied or waived in writing by Lender.

(b) Subsequent Advances. The remaining up to $3,500,000 of the Commitment may be advanced in one or more tranches upon mutual written agreement of Lender and Borrower, solely for working capital or the establishment and operation of a new facility outside Israel. Each request for a subsequent Advance shall be in writing, specifying the amount requested (not less than $250,000 per tranche unless otherwise agreed) and the intended use, and shall be subject to Lender’s approval in its reasonable discretion.

2.3 Use of Proceeds. Borrower shall use the proceeds of the initial Advance for general working capital purposes consistent with its ordinary course of business. Proceeds of subsequent Advances shall be used exclusively to operate, develop, certify, market, and commercialize Borrower’s technologies and products in global markets, including the United States, and for no other purpose without Lender’s prior written consent.

2.4 Promissory Note. The Loan shall be evidenced by a promissory note substantially in the form attached hereto as Exhibit A (the “Note”), executed by Borrower and delivered to Lender on the Effective Date.

2.5 Interest. Interest shall accrue on the outstanding principal balance of each Advance from the date of such Advance at the Interest Rate, calculated on the basis of a 360-day year for the actual number of days elapsed. Interest shall be simple interest, not compounded.

2.6 Repayment.

(a) Interest Payments. Accrued interest on the outstanding principal shall be payable quarterly in arrears on the last Business Day of each calendar quarter, commencing on the last Business Day of the first full calendar quarter following the initial Advance.

(b) Principal Repayment. The entire outstanding principal balance, together with all accrued and unpaid interest and any other Obligations, shall be due and payable in full on the Maturity Date.

2.7 Optional Conversion. At any time prior to the Maturity Date or earlier repayment in full, Lender may, at its sole option – though with Matania (Mati) Moskovich consent (in writing), elect to convert all or any portion of the outstanding principal and accrued but unpaid interest into ordinary shares of Borrower. The conversion price shall be based on a pre-money valuation of Borrower of $50,000,000 on a fully diluted basis (assuming exercise of all outstanding options, warrants, and other convertible securities). Upon Lender’s written notice of election to convert, specifying the amount to be converted, Borrower shall promptly (and in no event later than ten (10) Business Days) issue and deliver to Lender certificates or book-entry confirmations representing such shares, free and clear of all Encumbrances (except for restrictions under applicable securities laws), and update its share register accordingly under Israeli law.

2.8 Prepayment. Borrower may prepay the outstanding principal balance, in whole or in part, at any time without premium or penalty, upon at least ten (10) Business Days’ prior written notice to Lender. Any partial prepayment shall be applied first to accrued interest and then to principal. Prepayments shall be accompanied by payment of all accrued interest on the amount prepaid.

2.9 Payments Generally. All payments shall be made in immediately available funds in U.S. dollars by wire transfer to an account designated by Lender. Payments received after 2:00 p.m. Eastern Time shall be deemed received on the next Business Day. If any payment date falls on a non-Business Day, payment shall be due on the next Business Day.

ARTICLE 3

SECURITY

3.1 Grant of Security Interest. As security for the prompt and complete payment and performance of all Obligations when due, Borrower hereby grants to Lender a first-priority continuing security interest in and lien on all of the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

3.2 Perfection and Priority.

(a) Borrower authorizes Lender to file financing statements under the applicable uniform commercial code or equivalent laws (including in Israel with the Companies Registrar and Pledges Registrar) describing the Collateral, and to take such other actions as Lender deems necessary or advisable to perfect and protect its security interest.

(b) Borrower shall, at its expense, execute, acknowledge, and deliver such additional documents (including assignments, notices, and control agreements) and take such further actions as Lender may reasonably request to perfect, protect, or continue the perfection of the security interest.

(c) Borrower represents and warrants that the security interest granted hereby is and shall remain a first-priority perfected security interest, subject only to Permitted Encumbrances (as defined in Section 4.5).

3.3 Rights in Collateral.

(a) Until an Event of Default, Borrower may use the Collateral in the ordinary course of business, provided it maintains the Collateral in good condition (ordinary wear and tear excepted) and complies with all Laws.

(b) Borrower shall not sell, transfer, or otherwise dispose of any material Collateral without Lender’s prior written consent, except for sales of inventory in the ordinary course.

3.4 Power of Attorney. Borrower hereby appoints Lender as its attorney-in-fact (coupled with an interest and irrevocable while any Obligations remain outstanding) to take any actions necessary to perfect or protect the security interest, including endorsing Borrower’s name on instruments or filings.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as of the Effective Date, each Advance date, and at all times while any Obligations remain outstanding (except where a representation is made as of a specific date):

4.1 Organization, Good Standing, and Qualification. Borrower is a corporation duly organized, validly existing, and in good standing under the laws of Israel, with all requisite power and authority to own its assets, conduct its business, and execute and perform the Loan Documents. Borrower is duly qualified to do business and in good standing in each jurisdiction where failure to be so qualified would have a Material Adverse Effect.

4.2 Authorization; Enforceability. The execution, delivery, and performance of the Loan Documents have been duly authorized by all necessary corporate action of Borrower. Each Loan Document constitutes a legal, valid, and binding obligation of Borrower, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by general principles of equity.

4.3 No Conflicts; Consents. The execution, delivery, and performance of the Loan Documents do not and will not: (a) violate any Law applicable to Borrower; (b) conflict with Borrower’s organizational documents; (c) breach or result in a default under any material contract, permit, or authorization to which Borrower is a party; (d) result in the creation of any Encumbrance on Borrower’s assets (except the security interest granted herein); or (e) require any consent or approval from any Governmental Authority or third party, except those already obtained.

4.4 Financial Condition. The Financial Statements (as defined in the Share Purchase Agreement) fairly present Borrower’s financial condition in all material respects. Since the date of the most recent Financial Statements, there has been no Material Adverse Effect.

4.5 Title to Assets; Collateral. Borrower has good and marketable title to all its assets, free and clear of Encumbrances except for: (i) those created hereby; (ii) liens for Taxes not yet due or contested in good faith; (iii) minor liens arising in the ordinary course that do not materially impair the value or use of the assets; and (iv) other Permitted Encumbrances disclosed in writing to Lender (collectively, “Permitted Encumbrances”). The Collateral is not subject to any claims, offsets, or defenses.

4.6 Intellectual Property. Borrower owns or has valid licenses to all Intellectual Property used in its business, free of infringement claims to Borrower’s knowledge. No Intellectual Property is subject to any Encumbrance except Permitted Encumbrances.

4.7 Litigation. There is no Action pending or, to Borrower’s knowledge, threatened against Borrower that could result in a Material Adverse Effect or challenge the validity of the Loan Documents.

4.8 Compliance with Laws. Borrower is in compliance with all applicable Laws, except where non-compliance would not have a Material Adverse Effect.

4.9 Taxes. Borrower has filed all required Tax Returns and paid all Taxes due, except those contested in good faith with adequate reserves.

4.10 Solvency. Borrower is solvent, able to pay its debts as they mature, and the fair value of its assets exceeds its liabilities.

4.11 Full Disclosure. No representation or warranty herein or in any certificate delivered hereunder contains any untrue statement of material fact or omits any material fact necessary to make the statements not misleading.

ARTICLE 5

CONDITIONS PRECEDENT

5.1 Conditions to Initial Advance. Lender’s obligation to make the initial Advance is subject to:

(a) Receipt of executed Loan Documents, including this Agreement and the Note.

(b) Perfection of the security interest, including filed financing statements and evidence of filings with Israeli authorities.

(c) An officer’s certificate from Borrower confirming: (i) representations and warranties are true; (ii) no Event of Default exists; (iii) all consents obtained; and (iv) no Material Adverse Effect.

(d) Evidence of insurance as required by Section 7.4.

(e) Payment of any fees or expenses due to Lender.

(f) Legal opinion from Borrower’s counsel confirming due authorization, enforceability, and perfection of security interest.

(g) Such other documents or information as Lender may reasonably request.

5.2 Conditions to Subsequent Advances. Each subsequent Advance is subject to:

(a) Mutual agreement on the Advance amount and use of proceeds.

(b) No Event of Default or event that, with notice or time, would become an Event of Default.

(c) Representations and warranties remain true as of the Advance date.

(d) No Material Adverse Effect since the Effective Date.

(e) Updated officer’s certificate confirming the above.

ARTICLE 6

EVENTS OF DEFAULT AND REMEDIES

6.1 Events of Default. Each of the following shall constitute an Event of Default:

(a) Non-payment of principal, interest, or other Obligations when due, subject to a five (5) Business Day grace period for non-principal payments.

(b) Breach of any representation or warranty in any material respect.

(c) Failure to perform any covenant or obligation under the Loan Documents, with a thirty (30) day cure period for curable breaches.

(d) Cross-default to any other indebtedness of Borrower exceeding $100,000.

(e) Bankruptcy, insolvency, or similar proceedings involving Borrower.

(f) Judgment or attachment against Borrower exceeding $100,000 not discharged or stayed within thirty (30) days.

(g) Material Adverse Effect.

(h) Invalidity or unenforceability of any Loan Document or impairment of the security interest.

(i) Change of control of Borrower without Lender’s consent.

6.2 Remedies. Upon an Event of Default:

(a) Lender may declare all Obligations immediately due and payable (except in bankruptcy cases, where acceleration is automatic).

(b) Lender may enforce the security interest by any means available under Law, including taking possession of Collateral, selling it at public or private sale (with reasonable notice), and applying proceeds to Obligations.

(c) Lender may exercise all rights and remedies under the Loan Documents or applicable Law, cumulatively.

(d) Borrower shall pay all costs of enforcement, including reasonable attorneys’ fees.

6.3 Application of Proceeds. Proceeds from Collateral shall be applied: first to expenses, then to interest, then to principal, then to other Obligations.

ARTICLE 7

COVENANTS

Until all Obligations are paid in full:

7.1 Financial Reporting. Borrower shall provide:

(a) quarterly unaudited financial statements within 45 days of quarter-end;

(b) annual audited financial statements within 120 days of year-end;

(c) annual budgets; and

(d) prompt notice of any Event of Default or Material Adverse Effect.

7.2 Compliance with Laws. Borrower shall comply with all applicable Laws and maintain all necessary permits.

7.3 Taxes. Borrower shall pay all Taxes when due, except those contested in good faith with reserves.

7.4 Insurance. Borrower shall maintain insurance on the Collateral and its business (including property, liability, and business interruption) in amounts and with carriers reasonably satisfactory to Lender, naming Lender as loss payee/additional insured.

7.5 Maintenance of Assets. Borrower shall maintain the Collateral in good condition and not create any Encumbrances except Permitted Encumbrances.

7.6 Access and Inspection. Borrower shall permit Lender to inspect its books, records, and Collateral upon reasonable notice during business hours.

7.7 No Additional Indebtedness. Borrower shall not incur indebtedness senior to or pari passu with the Obligations without Lender’s prior written consent.

7.8 No Dividends or Distributions. Borrower shall not pay dividends or make distributions to shareholders without Lender’s consent, except for tax distributions if applicable.

7.9 Further Assurances. Borrower shall execute any further documents reasonably requested by Lender to carry out this Agreement.

ARTICLE 8

MISCELLANEOUS

8.1 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of laws principles. Each party submits to the exclusive jurisdiction of courts in Clark County, Nevada.

8.2 Notices. All notices shall be in writing and delivered as provided in Section 9.3 of the Share Purchase Agreement, or to such other address as a party may designate.

8.3 Amendments and Waivers. No amendment or waiver shall be effective unless in writing and signed by both parties.

8.4 Severability. If any provision is invalid, the remainder shall remain in effect. The parties shall negotiate to replace the invalid provision.

8.5 Assignment. Lender may assign its rights without Borrower’s consent. Borrower may not assign without Lender’s prior written consent.

8.6 Entire Agreement. This Agreement and the Note constitute the entire agreement, superseding all prior understandings.

8.7 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each an original, and electronic signatures shall be effective.

8.8 Indemnification. Borrower shall indemnify Lender from any Losses arising from Borrower’s breach or third-party claims related to the Loan, except for Lender’s gross negligence or willful misconduct.

8.9 Expenses. Borrower shall reimburse Lender for reasonable expenses incurred in connection with the Loan Documents, including enforcement.

8.10 Survival. Representations, warranties, covenants, and indemnities shall survive until Obligations are paid in full.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

LENDER:

VISIONWAVE HOLDINGS, INC.

By:
Name: Douglas Davis
Title: Executive Chairman and Interim Chief Executive Officer

BORROWER:

C.M. COMPOSITE MATERIALS LTD.

By:
Name: Matania (Mati) Moskovich
Title: CEO and Sole Director

EXHIBIT A

PROMISSORY NOTE

THIS PROMISSORY NOTE (this “Note”) is made as of [ ], 2026, by C.M. Composite Materials Ltd., an Israeli corporation with registration number 513931980 (the “Borrower”), in favor of VisionWave Holdings, Inc., a Delaware corporation (the “Lender”).

RECITALS

WHEREAS, pursuant to that certain Loan Agreement dated as of the date hereof between Borrower and Lender (as amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”), Lender has agreed to make advances to Borrower in an aggregate principal amount of up to $5,000,000 (the “Loan”);

WHEREAS, this Note is issued pursuant to and is subject to the terms of the Loan Agreement, which is incorporated herein by reference;

NOW, THEREFORE, for value received, Borrower promises to pay to Lender the Obligations (as defined below) on the terms set forth herein and in the Loan Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Loan Agreement.

1.	Principal Amount. Borrower promises to pay to Lender the aggregate principal amount of all Advances made under the Loan Agreement, up to a maximum of Five Million Dollars ($5,000,000), or such lesser amount as has been advanced and remains outstanding (the “Principal Amount”).

2.	Interest. Interest shall accrue on the unpaid Principal Amount from the date of each Advance at the Interest Rate, calculated on the basis of a 360-day year for the actual number of days elapsed. Accrued interest shall be payable quarterly in arrears on the last Business Day of each calendar quarter, commencing on the last Business Day of the first full calendar quarter following the initial Advance, and on the Maturity Date or any earlier date of prepayment or acceleration.

3.	Repayment. The entire outstanding Principal Amount, together with all accrued and unpaid interest and any other Obligations, shall be due and payable in full on the Maturity Date. Payments shall be made in immediately available funds in U.S. dollars by wire transfer to an account designated by Lender.

4.	Prepayment. Borrower may prepay the outstanding Principal Amount, in whole or in part, at any time without premium or penalty, upon at least ten (10) Business Days’ prior written notice to Lender. Any prepayment shall be accompanied by all accrued and unpaid interest on the amount prepaid and shall be applied first to accrued interest, then to the Principal Amount.

5.	Optional Conversion.

(a) At any time prior to the Maturity Date or the full repayment or acceleration of the Obligations, Lender may, at its sole option and discretion – though subject to the consent of Matania (Mati) Moskovich, elect to convert all or any portion of the outstanding Principal Amount and accrued but unpaid interest thereon (the “Conversion Amount”) into fully paid and non-assessable ordinary shares of Borrower (the “Conversion Shares”).

(b) The number of Conversion Shares issuable upon conversion shall be determined by dividing the Conversion Amount by the Conversion Price (as defined below). The “Conversion Price” shall be the lower of:

(i) the Valuation Cap Price, which shall be equal to the quotient obtained by dividing Fifteen Million Dollars ($50,000,000) (the “Valuation Cap”) by the Fully Diluted Capitalization of Borrower immediately prior to the conversion; or

(ii) the Qualifying Financing Price, which shall be the price per ordinary share paid by investors in the most recent Qualifying Equity Financing (as defined below) completed prior to the date of the Conversion Notice.

For purposes hereof:

(A) “Fully Diluted Capitalization” means the total number of issued and outstanding ordinary shares of Borrower, assuming the exercise, conversion, or exchange of all outstanding options, warrants, convertible securities, reserved shares under equity incentive plans, and other rights to acquire equity securities of Borrower (but excluding the conversion of this Note and any other convertible notes or similar instruments).

(B) The Valuation Cap represents a pre-money valuation of Borrower of $50,000,000 on a fully diluted basis.

(C) “Qualifying Equity Financing” means a bona fide equity financing transaction (or series of related transactions) in which Borrower issues and sells ordinary shares or preferred shares to one or more investors for aggregate gross proceeds to Borrower in excess of $1,000,000 (excluding amounts converted under this Note or any other convertible instruments). If no Qualifying Equity Financing has occurred prior to the date of the Conversion Notice, the Conversion Price shall be the Valuation Cap Price.

(c) To effect a conversion, Lender shall deliver written notice to Borrower (a “Conversion Notice”) specifying the Conversion Amount and the effective date of conversion (which shall be no earlier than the date of the Conversion Notice). Upon receipt of the Conversion Notice, Borrower shall, within ten (10) Business Days:

(i) Issue and deliver to Lender (or its designee) certificates or book-entry statements representing the Conversion Shares, free and clear of all Encumbrances (except for restrictions under applicable securities laws);

(ii) Update Borrower’s share register and organizational documents to reflect the issuance under Israeli law; and

(iii) Pay any fractional share amount in cash based on the Conversion Price.

(d) Upon conversion, the converted portion of the Obligations shall be deemed satisfied and discharged, and Lender shall surrender this Note for notation or cancellation if the entire amount is converted.

(e) Borrower represents and warrants that the Conversion Shares, when issued, will be duly authorized, validly issued, fully paid, and non-assessable, and issued in compliance with applicable securities laws (assuming Lender’s representations in the Loan Agreement are true).

(f) Borrower shall not close any Qualifying Equity Financing, merger, or similar transaction that would materially dilute the Conversion Shares without providing Lender at least ten (10) Business Days’ prior written notice and opportunity to convert pursuant to this Section 1.

6.	Security. This Note is secured by a first-priority continuing security interest in and lien on all of the Collateral as provided in Article 3 of the Loan Agreement. Borrower shall not create, incur, or permit any Encumbrance on the Collateral other than Permitted Encumbrances.

7.	Events of Default and Remedies. The occurrence of any Event of Default under the Loan Agreement shall constitute an Event of Default hereunder. Upon an Event of Default, Lender may exercise all remedies under the Loan Agreement, including acceleration of all Obligations, enforcement of the security interest in the Collateral, and any other rights at law or in equity.

8.	Obligations. “Obligations” means all Principal Amount, interest, fees, costs, expenses (including reasonable attorneys’ fees), indemnities, and other amounts payable under this Note or the Loan Agreement.

9.	Waivers. Borrower waives presentment for payment, demand, protest, notice of protest, notice of dishonor, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure or delay by Lender in exercising any right shall waive such right.

10.	Governing Law; Jurisdiction. This Note shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles. Borrower submits to the exclusive jurisdiction of the state and federal courts located in Los Angeles County, California, for any disputes arising hereunder.

11.	Amendment; Assignment. This Note may be amended only in writing signed by Borrower and Lender. Lender may assign this Note without Borrower’s consent. Borrower may not assign this Note without Lender’s prior written consent.

12.	Severability. If any provision is held invalid or unenforceable, the remainder shall continue in full force and effect.

13.	Integration. This Note, together with the Loan Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, Borrower has executed this Note as of the date first above written.

BORROWER:

C.M. COMPOSITE MATERIALS LTD.

By:
Name: Matania (Mati) Moskovich
Title: CEO
Address: Hreches 21, Modiin